UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  ------------

                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2005


                         UINTAH MOUNTAIN COPPER COMPANY
             (Exact Name of Registrant as Specified in Its Charter)


          Delaware                        0-27019                87-0369205
(State of Other Jurisdiction       (Commission File Number)    (IRS Employer
of Incorporation)                                            Identification No.)

378 North Main, # 124, Layton, Utah                       84041
(Address of Principal Executive Offices)                (Zip Code)

(Registrant's Telephone Number, Including Area Code)   (801) 497-9075


                                      N/A
         (Former Name or Former Address, if Changed Since Last Report)


   Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registration under any of the following provisions (see General Instruction A.2. below):

     [] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01       Entry into a Material Definitive Agreement.

Acquisition of Voxpath Networks, Inc.

On August 19, 2005, Uintah Mountain Copper Company, a Nevada corporation (OTCBB:
UITH.OB) ("Uintah"), and Voxpath Networks, Inc., a Delaware corporation and hosted broadband business communications company ("Voxpath"), entered into an Agreement and Plan of Merger and Reorganization pursuant to which Uintah will acquire Voxpath in a stock-for-stock transaction.

Pursuant to the Agreement and Plan of Reorganization, at the closing of the merger, Voxpath Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Uintah, will merge with and into Voxpath. Voxpath will be the surviving corporation and will be a wholly-owned subsidiary of and the sole operating subsidiary of Uintah. Upon consummation of the merger, each share of Voxpath common stock will convert into 0.1563 shares of common stock of Uintah, each share of Voxpath Series D Convertible Preferred Stock will convert into
0.1563 shares of common stock of Uintah, and each share of Voxpath Series E Convertible Preferred Stock will convert into 0.1563 shares of common stock of Uintah. The closing of the merger remains subject to certain closing conditions, including the approval of the stockholders of both Voxpath and Uintah, and the approval by Uintah stockholders of a reverse stock split of the common stock of Uintah.

The contemplated reverse split would reduce the number of shares of currently outstanding Uintah common stock to 700,000. Immediately after completion of the merger, the fully-diluted capitalization of Uintah will be approximately 12.7 million shares on a fully-diluted basis. Post-merger, approximately 10 million shares will be issued or issuable to the current holders of Voxpath capital stock and warrants to purchase shares of Voxpath capital stock. Former holders of options to purchase the common stock of Voxpath will hold rights to purchase, in the aggregate, approximately 2 million shares of Uintah common stock. After the merger, warrants to purchase approximately 1.9 million shares of Uintah common stock will be issued to certain consultants to Voxpath. These warrants will become exercisable upon the achievement by the combined company of certain revenue milestones, and will increase the fully-diluted capitalization of Uintah to approximately 14.6 million shares.

The Agreement and Plan of Reorganization and the press release dated August 24, 2004 announcing the signing of such agreement are filed herewith as Exhibits 2.1 and 99.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

     2.1 Agreement and Plan of Reorganization dated as of August 19, 2005, among Uintah Mountain Copper Company, Voxpath Acquisition Corp., Voxpath Networks, Inc., and the Major Shareholders listed on Schedule A thereto.

     99.1 Press Release dated August 24, 2005.


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                                   SIGNATURE

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                UINTAH MOUNTAIN COPPER COMPANY

Dated:  August 24, 2005         By:     /s/ James E. Anderson
                                   James E. Anderson
                                   President and Chief Executive Officer